PRESS RELEASE

Investor Contacts: Marlene S. Dooner Jane B. Kearns Michael A. Kelman	(215) 286-7392 (215) 286-4794 (215) 286-3035	Press Contacts: D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

COMCAST REPORTS FIRST QUARTER 2009 RESULTS

▪	Consolidated Revenue Increased 5%

▪	Consolidated Operating Cash Flow Increased 8%

▪	Consolidated Operating Income Increased 16%

▪	EPS of $0.27 Increased 13%; Adjusted EPS Increased 42%

▪	Free Cash Flow Increased 95% to $1.4 Billion

Philadelphia, PA – April 30, 2009 …Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2009.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “Our results for the first quarter mark a solid start to 2009, demonstrating the underlying strength of our subscription businesses and our ability to continue to manage effectively in a challenging environment. We achieved significant free cash flow growth, driven by lower capital expenditures and healthy growth across key metrics including revenues and operating cash flow.   The continued strength of our financial position has enabled us to maintain investment in our businesses and execute on our strategic initiatives.  Looking ahead, we remain focused on delivering superior products to our customers, strengthening our competitive position and building value for our shareholders over the long-term.”

Consolidated Financial Results
Revenue increased 5% in the first quarter 2009 to $8.8 billion, while Operating Cash Flow increased 8% to $3.4 billion and Operating Income increased 16% to $1.8 billion. This growth was due to solid operating results at Comcast Cable.

($ in millions)
	1st Quarter
	2008	2009	Growth
Revenue
Cable	$7,916	$8,349	5%
Programming	363	361	(1%)
Corporate & Other	110	125	15%
Total Consolidated Revenue	$8,389	$8,835	5%

Operating Cash Flow (OCF)
Cable	$3,142	$3,406	8%
Programming	113	112	(2%)
Corporate & Other	(81)	(74)	9%
Total Consolidated OCF	$3,174	$3,444	8%

For additional detail on revenue and operating expenses, customer metrics, and capital expenditures, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Earnings per Share (EPS) for the quarter ended March 31, 2009 was $0.27, an increase of 13% compared to the $0.24 reported in the same time period in 2008.  Excluding $144 million or a $0.05 per share gain related to the January 2008 dissolution of the Insight Midwest partnership, Adjusted Earnings per Share1 increased 42%.

	1st Quarter
	2008	2009	Growth

Earnings per Share	$0.24	$0.27	13%
Adjustments, net of tax:
Gain from dissolution of cable partnership	(0.05)	-	NM
Adjusted Earnings per Share	$0.19	$0.27	42%

Free Cash Flow* totaled $1.4 billion in the first quarter of 2009 as compared to $702 million in 2008, a 95% increase. The increase in Free Cash Flow (FCF) was due primarily to growth in Consolidated Operating Cash Flow and lower capital expenditures. Consolidated capital expenditures decreased 19% from the prior year to $1.2 billion, or 13.1% of total revenue, reflecting a decreased level of capital intensity at Comcast Cable.

($ in millions)		1st Quarter
	2008	2009	Growth

Net Cash Provided by Operating Activities	$2,259	$2,512	11%
Capital Expenditures	(1,431)	(1,160)	(19%)
Cash Paid for Capitalized Software	(99)	(105)	6%
Cash Paid for Other Intangible Assets	(27)	(28)	4%
Adjustments for Payment of Tax on Nonoperating Items	-	147	NM
Free Cash Flow	$702	$1,366	95%

* The definition of Free Cash Flow remains unchanged and specifically excludes any impact from the 2008 or 2009 Economic Stimulus packages.

Cable Segment Results
Revenue from the Cable segment increased 5% to $8.3 billion for the first quarter of 2009 as compared to $7.9 billion in the first quarter of 2008.  This increase reflects customer upgrades to digital and advanced video services, continued growth in high-speed Internet (HSI), Comcast Digital Voice (CDV)  and Comcast Business Services, partially offset by video customer losses and lower advertising revenue. The monthly average total revenue per video customer increased 8% from $106.70 to $115.27, reflecting an increasing number of customers taking multiple products.

Operating Cash Flow grew 8% to $3.4 billion in the first quarter of 2009 from $3.1 billion in the first quarter of 2008. Operating Cash Flow margin was 40.8%, an increase from the 39.7% reported in the first quarter of 2008, reflecting a focus on expense management, improved operating efficiencies in CDV and HSI and lower marketing expenses, offset by increases in video programming and technical service expenses and additional investments in Business Services.

Customers2. As of March 31, 2009, Comcast’s video, high-speed Internet and voice customers totaled 46.1 million, reflecting 549,000 net additions during the first quarter of 2009.

(in thousands)	Customers			Net Adds
	1Q08	1Q09	Growth	1Q09

Video Customers	24,701	24,104	(2%)	(78)
High-Speed Internet Customers	14,085	15,258	8%	329
Comcast Digital Voice Customers	5,088	6,769	33%	298
Circuit-Switched Voice Customers	66	2	NM	0

Combined Video, HSI and Voice Customers	43,940	46,133	5%	549
Digital Video Customers	16,021	17,293	8%	288
Total Revenue Generating Units	59,961	63,426	6%	837

Programming Segment Results
The Programming segment reported first quarter 2009 revenue of $361 million, a 1% decrease from 2008, largely attributable to a soft advertising environment. Operating Cash Flow decreased 2% to $112 million in the first quarter of 2009, reflecting relatively stable production, programming and marketing expenses.

Corporate and Other
Corporate and Other includes corporate overhead, Comcast Interactive Media (CIM), Comcast-Spectacor, and other operations and eliminations between Comcast's businesses.  For the quarter ended March 31, 2009, Corporate and Other reported a 15% increase in revenue to $125 million, primarily due to strong performances at CIM and Comcast Spectacor. The Operating Cash Flow loss for the first quarter of 2009 was $74 million compared to a loss of $81 million in the first quarter of 2008.

Share Repurchase and Dividend
As of March 31, 2009, Comcast had approximately $4.1 billion of availability remaining under its share repurchase authorization. While the company did not repurchase shares in the first quarter of 2009, it may repurchase stock from time to time subject to market conditions.

During the first four months of 2009, Comcast paid two cash dividends totaling $375 million.  Comcast paid quarterly cash dividends of $180 million on January 28, 2009 and $195 million on April 29, 2009.

Notes:
1
Earnings per share are adjusted for gains, net of tax, related to the dissolution of the 2008 Insight Midwest Partnership. Please refer to Table 4 for a reconciliation of adjusted net income attributable to Comcast Corporation and earnings per share. Earnings per share amounts are presented on a diluted basis.

2
Customer data is presented on a pro forma basis.  Pro forma customer data includes 7,000 video customers acquired through an acquisition in November 2008.  The impact of this acquisition on segment operating results was not material.

Minor differences may exist due to rounding.

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Conference Call Information
Comcast Corporation will host a conference call with the financial community today, April 30, 2009 at 8:30 a.m. Eastern Time (ET).  The conference call will be broadcast live on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.  A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on April 30, 2009.  Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 91519607.  A telephone replay will begin immediately following the call until Friday, May 1, 2009 at midnight ET.  To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 91519607.  To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements.  Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.  All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is one of the nation's leading providers of entertainment, information and communications products and services. With 24.1 million video customers, 15.3 million high-speed Internet customers, and 6.8 million Comcast Digital Voice customers, Comcast is principally involved in the development, management and operation of cable systems and in the delivery of programming content.

Comcast's content networks and investments include E! Entertainment Television, Style Network, Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, ten Comcast SportsNet networks and Comcast Interactive Media, which develops and operates Comcast's Internet business. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1
Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2008	2009
Revenue	$$8,389	$$8,835

Operating expenses	3,361	3,565
Selling, general and administrative expenses	1,854	1,826
	5,215	5,391
Operating cash flow	3,174	3,444

Depreciation expense	1,390	1,380
Amortization expense	229	253
	1,619	1,633
Operating income	1,555	1,811

Other income (expense)
Interest expense	(621)	(570)
Investment income (loss), net	79	13
Equity in net income (losses) of affiliates, net	(35)	(14)
Other income (expense)	268	(1)
	(309)	(572)

Income before income taxes	1,246	1,239

Income tax expense	(508)	(461)

Net income from consolidated operations	738	778

Less: Net income (loss) attributable to noncontrolling interests	6	6

Net income attributable to Comcast Corporation	$732	$772

Diluted earnings per common share attributable to Comcast Corporation stockholders	$0.24	$0.27

Adjusted earnings per common share attributable to Comcast Corporation stockholders (1)	$0.19	$0.27

Dividends declared per common share attributable to Comcast Corporation stockholders	$0.06	$0.07

Diluted weighted-average number of common shares	3,017	2,890

(1) Please refer to Table 4 for a reconciliation of adjusted net income and earnings per share attributable to Comcast
Corporation stockholders.

TABLE 2
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	March 31,
	2008	2009
ASSETS

Current Assets
Cash and cash equivalents	$1,195	$1,879
Investments	59	59
Accounts receivable, net	1,626	1,483
Other current assets	836	829
Total current assets	3,716	4,250

Investments	4,783	4,872

Property and equipment, net	24,444	24,038

Franchise rights	59,449	59,446

Goodwill	14,889	14,893

Other intangible assets, net	4,558	4,446

Other noncurrent assets, net	1,178	1,126

	$113,017	$113,071

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,393	$3,121
Accrued expenses and other current liabilities	3,268	3,119
Current portion of long-term debt	2,278	2,647
Total current liabilities	8,939	8,887

Long-term debt, less current portion	30,178	29,415

Deferred income taxes	26,982	27,188

Other noncurrent liabilities	6,171	6,219

Redeemable noncontrolling interests	171	173

Equity
Comcast Corporation stockholders' equity	40,450	41,095
Noncontrolling interests	126	94
Total Equity	40,576	41,189

	$113,017	$113,071

TABLE 3
Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Three Months Ended
	March 31,
	2008	2009

OPERATING ACTIVITIES
Net income from consolidated operations	$738	$778
Adjustments to reconcile net income from consolidated operations to net cash provided by operating activities:
Depreciation	1,390	1,380
Amortization	229	253
Share-based compensation	62	54
Noncash interest expense (income), net	57	44
Equity in net losses (income) of affiliates, net	35	14
(Gains) losses on investments and noncash other (income) expense, net	(316)	15
Deferred income taxes	232	214
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in accounts receivable, net	162	143
Change in accounts payable and accrued expenses related to trade creditors	(144)	(94)
Change in other operating assets and liabilities	(186)	(289)

Net cash provided by operating activities	2,259	2,512

FINANCING ACTIVITIES
Proceeds from borrowings	192	20
Repurchases and repayments of debt	(218)	(352)
Repurchases of common stock	(1,000)	-
Dividends paid	-	(180)
Issuances of common stock	10	-
Other	(28)	-

Net cash provided by (used in) financing activities	(1,044)	(512)

INVESTING ACTIVITIES
Capital expenditures	(1,431)	(1,160)
Cash paid for software and other intangible assets	(126)	(133)
Acquisitions, net of cash acquired	(29)	(7)
Proceeds from sales of investments	49	7
Purchases of investments	(26)	(47)
Other	20	24

Net cash provided by (used in) investing activities	(1,543)	(1,316)

Increase (decrease) in cash and cash equivalents	(328)	684

Cash and cash equivalents, beginning of period	963	1,195

Cash and cash equivalents, end of period	$635	$1,879

TABLE 4
Reconciliation of Net Income attributable to Comcast Corporation to Adjusted Net Income attributable to Comcast Corporation (Unaudited)

	Three Months Ended
	March 31,
					2009 vs. 2008
	2008		2009		Growth (%)
(in millions, except per share data)
	$	EPS (1)	$	EPS (1)	$	EPS (1)
Net Income attributable to Comcast Corporation	$732	$0.24	$772	$0.27	6%	13%

Adjustments:
Gain related to the dissolution of the Insight Midwest partnership, net of tax (2)	(144)	(0.05)	-	-	NM	NM

Adjusted Net Income attributable to Comcast Corporation	$588	$0.19	$772	$0.27	31%	42%

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	2008 Net Income attributable to Comcast Corporation includes a $235 million ($144 million net of tax) gain related to the dissolution of the Insight Midwest Partnership.

Note: Minor differences may exist due to rounding.